UNITED STATES
      SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.1 )

Primus Telecommunications Group, Inc.
(Name of Issuer)


Common Stock
 (Title of Class of Securities)


                                  741929103
                                 (CUSIP Number)


May 31, 2008
 (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)

         [_]  Rule 13d-(c)

         [_]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this
      cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
      Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however,see the Notes).




CUSIP No.     741929103  13G    Page 2 of 6  Pages


1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    The Bear Stearns Companies Inc.
        IRS# 13-3286161
________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
                                         (a)  [_]
                                         (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               606,701
               _________________________________________________________________
BENEFICIALLY    6.   SHARED VOTING POWER

  OWNED BY            **
               _________________________________________________________________
    EACH            7.   SOLE DISPOSITIVE POWER

  REPORTING           606,701
               _________________________________________________________________
   PERSON         8.   SHARED DISPOSITIVE POWER

    WITH                   **
________________________________________________________________________________
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    606,701
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   .004%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

    HC, CO
________________________________________________________________________________


CUSIP No.     741929103    13G       Page 3 of 6 Pages


1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Bear Stearns & Co., Inc.
        IRS# 13-3604093
________________________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
                              (a)  [_]
                              (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               606,701
               _________________________________________________________________
BENEFICIALLY    6.   SHARED VOTING POWER

  OWNED BY            **
               _________________________________________________________________
    EACH            7.   SOLE DISPOSITIVE POWER

  REPORTING           606,701
               _________________________________________________________________
   PERSON         8.   SHARED DISPOSITIVE POWER

    WITH                   **
________________________________________________________________________________
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    606,701
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .004%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       BD
________________________________________________________________________________


CUSIP No.     741929103  13G     Page 4 of 6 Pages

Item 1(a).  Name of Issuer is	Primus Telecommunications Group, Inc.

Item 1(b). The principal executive office of the Issuer is located at 7901 Jones Branch
Drive, Suite 900, McLean, VA 22102


Item 2(a). The names of persons filing this statement is the Bear, Stearns Companies Inc.(the Filer).
	    Bear Stearns & Co., Inc.

Item 2(b). The principal business office of the Filer is located at 383 Madison Avenue, New York,
            New York 10179.

Item 2(c).  The Filer is Incorporated in Delaware.

Item 2(d).  This statement relates to shares of common stock of the Issuer.

Item 2(e).  The CUSIP number of the Securities is 741929103.

Item 3.     If this statement is filed pursuant to
            240.13d-1(b) or 240.13d-2(b) or (c),
            check whether the person filing is a:

     	(a)  [X]  Broker or dealer registered under Section
                          15 of the Act (15 U.S.C.78o).

     	(b)  [_]  Bank as defined in Section 3(a)(6) of the
                           Act (15 U.S.C. 78c).

     	(c)  [_]  Insurance  company as defined in
                      Section 3(a)(19) of the Act (15 U.S.C. 78c).

    	(d)  [_]  Investment  company  registered under
                         Section 8 of the Investment Company
                         Act of 1940 (15 U.S.C. 80a-8).

   	(e) [_] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

   	(f)   [_]  An employee  benefit plan or endowment
                        fund in accordance  with 240.13d-1(b)(1)(ii)(F);

  	(g)  [X]  A parent holding company or control  person in
                       accordance  with 240.13d-1(b)(1)(ii)(G);

 	(h)  [_]  A savings association  as defined in Section
                      3(b) of the Federal Deposit Insurance Act
                       (12 U.S.C. 1813);

 	(i)   [_]   A church  plan  that  is  excluded  from  the  definition
                of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      	(j)   [_]  Group, in accordance with  240.13d-1(b)(1)(ii)(J).


 If this statement is filed pursuant to 240.13d-1(c), check this box.   [_]

CUSIP No.     741929103   13G     Page 5 of 6 Pages


Item 4.    Ownership as of January 5, 2006.

       		(a) 606,701
		(b) .004%
		(c) 606,701
			(i) 	606,701
			(ii)	**
			(iii)	606,701
			(iv)	**

Item 5.    Ownership of Five Percent or Less of a Class.

           This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

        	Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
           Holding Company. Bear Stearns & Co., Inc. is a wholly owned subsidiary of The Bear Stearns Companies Inc.

Item 8.    Identification and Classification of Members of the Group.

               	Not Applicable

Item 9.    Notice of Dissolution of Group.

               	Not Applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the Securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



CUSIP No.     741929103               13G      Page 6 of 6 Pages


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct

Date:   June 13, 2008

                                             	THE BEAR STEARNS COMPANIES INC.


                                                      /S/ Jeffrey Lipman
                                          By:________________________________
						Name:  Jeffrey Lipman
						Title: Assistant Secretary


				 		Bear Stearns & Co., Inc.

                                                     /S/ Ethan Garber
                                          By:________________________________
						Name:  Ethan Garber
						Title: Senior Managing Director